UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

KARYOPHARM THERAPEUTICS INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, $0.0001 Par Value Per Share

(Title of Class of Securities)

48576U106

(CUSIP Number of Class of Securities)

Richard Paulson

President and Chief Executive Officer

Karyopharm Therapeutics Inc.

85 Wells Avenue, 2nd Floor

Newton, MA 02459

(617) 658-0600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Person)

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Item 1. Summary Term Sheet.

The information set forth under “Summary Term Sheet” in the Offer to Exchange Eligible Options for New Restricted Stock Units, dated June 20, 2024 (the “Offer to Exchange”), attached hereto as Exhibit (a)(1)(A), is incorporated herein by reference.

Item 2. Subject Company Information.

(a) Name and Address.

Karyopharm Therapeutics Inc., a Delaware corporation (the “Company”), is the issuer of the securities subject to the Offer to Exchange. The Company’s principal executive offices are located at 85 Wells Avenue, 2nd Floor, Newton, MA 02459 and the telephone number of its principal executive offices is (617) 658-0600.

(b) Securities.

This Tender Offer Statement on Schedule TO relates to an offer by the Company to U.S. employees who are not executive officers, subject to specified conditions, to exchange some or all of their eligible outstanding options to purchase shares of common stock, $0.0001 par value per share (the “Common Stock”), for a number of new restricted stock units (“New RSUs”) that is less than the number of options exchanged and that is determined based on pre-determined exchange ratios (the “Exchange Ratios”) (such one-time stock option exchange, the “Option Exchange”). The Option Exchange will be available to U.S. employees who are not executive officers and who on the commencement date of the Option Exchange are both employed by the Company and hold outstanding eligible options (“Eligible Participants”). The Company’s executive officers, non-employe directors, consultants and advisors and non-U.S. employees are not eligible to participate in the Option Exchange. Any employee holding eligible stock options who elects to participate in the Option Exchange, but whose service with the Company terminates for any reason before the date the New RSUs are granted, including due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, will retain his or her eligible stock options subject to their existing terms and will not be eligible to receive New RSUs in the Option Exchange.

An outstanding option is eligible for exchange (an “Eligible Option”) if it is held by an Eligible Participant, was granted under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”), the Company’s 2013 Stock Incentive Plan (“2013 Plan”) or the Company’s 2022 Inducement Stock Incentive Plan (the “2022 Inducement Plan”) or as inducement stock options granted pursuant to Nasdaq Listing Rule 5635(c)(4) outside of the 2022 Inducement Plan (“Inducement Options” and, together with the 2022 Plan, 2013 Plan and 2022 Inducement Plan, the “Equity Plans”), was granted before December 31, 2022 and has an exercise price greater than $3.35 per share. As of June 18, 2024, there were Eligible Options to purchase 2,542,832 shares of Common Stock outstanding.

Pursuant to the Offer to Exchange, in exchange for the tender and cancellation of Eligible Options, the Company will grant new awards comprised of a lesser number of New RSUs, determined based on the Exchange Ratios, upon consummation of the Option Exchange. The total number of shares of Common Stock subject to New RSUs will be determined by dividing the number of shares underlying the surrendered Eligible Option by the applicable Exchange Ratio and rounding down to the nearest whole share, subject to the terms and conditions described in the Offer to Exchange and in the related accompanying Terms of Election, the form of which is attached hereto as Exhibit (a)(1)(E).

The information set forth under “Summary Term Sheet” in the Offer to Exchange and the information set forth under Section 1 (“Eligibility; Number of Options; Offer Expiration Date”), Section 5 (“Acceptance of Options for Exchange; Grant of New RSUs”) and Section 7 (“Price Range of Common Stock Underlying the Options”) of the Offering Memorandum for the Offer to Exchange (the “Offering Memorandum”) are incorporated herein by reference.

(c) Trading Market and Price.

The information set forth under “Section 7 (“Price Range of Common Stock Underlying the Options”) of the Offering Memorandum is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

(a) Name and Address.

The Company is both the filing person and the subject company. The information set forth under Item 2(a) above and under Section 10 (“Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities”) of the Offering Memorandum is incorporated herein by reference.

The address of each executive officer and director of the Company is:

Karyopharm Therapeutics Inc.

85 Wells Avenue, 2nd Floor

Newton, MA 02459

The executive officers and directors of the Company are set forth below:

Executive Officers	Title
Richard Paulson, M.B.A.	President and Chief Executive Officer
Sohanya Cheng, M.B.A.	Executive Vice President, Chief Commercial Officer
Michael Mano, J.D.	Senior Vice President, General Counsel and Secretary
Michael Mason, C.P.A., M.B.A.	Executive Vice President, Chief Financial Officer and Treasurer
Stuart Poulton	Executive Vice President, Chief Development Officer
Reshma Rangwala, M.D., Ph.D.	Executive Vice President, Chief Medical Officer and Head of Research

Directors
Richard Paulson, M.B.A.	Director
Barry E. Greene	Director
Garen G. Bohlin	Director
Mansoor Raza Mirza, M.D.	Director
Christy J. Oliger	Director
Deepa R. Pakianathan, Ph.D.	Director
Chen Schor	Director
Zhen Su, M.D.	Director

Item 4. Terms of the Transaction.

(a) Material Terms.

The information set forth under “Summary Term Sheet” in the Offer to Exchange and the information set forth under Section 1 (“Eligibility; Number of Options; Offer Expiration Date”), Section 3 (“Procedures for Electing to Exchange Options”), Section 4 (“Withdrawal Rights”), Section 5 (“Acceptance of Options for Exchange; Grant of New RSUs”), Section 6 (“Conditions of the Offer”), Section 9 (“Information Concerning Karyopharm”), Section 11 (“Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer”), Section 12 (“Agreements; Legal Matters; Regulatory Approvals”), Section 13 (“Material U.S. Federal Income Tax Consequences”) and Section 14 (“Extension of Offer; Termination; Amendment”) of the Offering Memorandum are incorporated herein by reference.

(b) Purchases.

The information set forth under Section 10 (“Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities”) of the Offering Memorandum is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

(e) Agreements Involving the Subject Company’s Securities.

The information set forth under Section 10 (“Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities”) of the Offering Memorandum is incorporated herein by reference. The documents incorporated herein by reference as Exhibit (d)(1) through Exhibit (d)(27) also contain information regarding agreements relating to securities of the Company.

Item 6. Purposes of the Transaction and Plans or Proposals.

(a) Purposes.

The information set forth under Section 2 (“Purpose of the Offer”) of the Offering Memorandum is incorporated herein by reference.

(b) Use of Securities Acquired.

The information set forth under Section 5 (“Acceptance of Options for Exchange; Grant of New RSUs”) and Section 11 (“Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer”) of the Offering Memorandum is incorporated herein by reference.

(c) Plans.

The information set forth under Section 2 (“Purpose of the Offer”) of the Offering Memorandum is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

(a) Source of Funds.

The information set forth under Section 8 (“Source and Amount of Consideration; Terms of New RSUs”) and Section 15 (“Fees and Expenses”) of the Offering Memorandum is incorporated herein by reference.

(b) Conditions.

Not applicable.

(d) Borrowed Funds.

Not applicable.

Item 8. Interest in Securities of the Subject Company.

(a) Securities Ownership.

The information set forth under Section 10 (“Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities”) of the Offering Memorandum is incorporated herein by reference.

(b) Securities Transactions.

The information set forth under Section 10 (“Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities”) of the Offering Memorandum is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

(a) Solicitations or recommendations.

Not applicable.

Item 10. Financial Statements.

(a) Financial Information.

The information set forth under Section 9 (“Information Concerning Karyopharm”) and Section 16 (“Additional Information”) of the Offering Memorandum is incorporated herein by reference.

(b) Pro Forma Information.

Not applicable.

Item 11. Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

(1)

The information set forth under Section 10 (“Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities”) of the Offering Memorandum is incorporated herein by reference.

(2)	The information set forth under Section 12 (“Agreements; Legal Matters; Regulatory Approvals”) of the Offering Memorandum is incorporated herein by reference.

(3)	Not applicable.

(4)	Not applicable.

(5)	Not applicable.

(c) Other Material Information.

Not applicable.

Item 12. Exhibits.

Exhibit Number	Description

(a)(1)(A)	Offer to Exchange Eligible Options for New Restricted Stock Units, dated June 20, 2024

(a)(1)(B)	Communication to Employees from Chief Human Resources Officer, sent April 8, 2024

(a)(1)(C)	Form of follow-up Email to Employees from Chief Human Resources Officer

(a)(1)(D)	Form of Announcement Email

(a)(1)(E)	Terms of Election

(a)(1)(F)	Form of Confirmation Email

(a)(1)(G)	Form of Reminder Email

(a)(1)(H)	Screenshots of Option Exchange Website

(a)(1)(I)	Option Exchange Frequently Asked Questions

(a)(1)(J)	Employee Presentation

(b)	Not applicable

(d)(1)	2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-191584) filed with the Commission on October 28, 2013)

(d)(2)	Form of Incentive Stock Option Agreement under 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-191584) filed with the Commission on October 28, 2013)

(d)(3)	Form of Nonstatutory Stock Option Agreement under 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-191584) filed with the Commission on October 28, 2013)

(d)(4)	Form of Restricted Stock Unit Agreement under the 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36167) filed with the Commission on November 9, 2015)

(d)(5)	Form of Incentive Stock Option Agreement under 2013 Stock Incentive Plan adopted August 25, 2020 (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36167) filed with the Commission on November 2, 2020)

(d)(6)	Form of Nonstatutory Stock Option Agreement under 2013 Stock Incentive Plan adopted August 25, 2020 (incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36167) filed with the Commission on November 2, 2020)

(d)(7)	Form of Restricted Stock Unit Agreement under 2013 Stock Incentive Plan adopted August 25, 2020 (incorporated by reference to Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36167) filed with the Commission on November 2, 2020)

(d)(8)	Form of Restricted Stock Unit Agreement under 2013 Stock Incentive Plan adopted January 24, 2022 (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K (File No. 001-36167) filed with the Commission on March 1, 2022)

(d)(9)	2022 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36167) filed with the Commission on April 8, 2022)

(d)(10)	Amendment No. 1 to the 2022 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36167) filed with the Commission on April 11, 2023)

(d)(11)	Amendment No. 2 to the 2022 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36167) filed with the Commission on April 19, 2024)

(d)(12)	Form of Stock Option Agreement under the 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36167) filed with the Commission on August 4, 2022)

(d)(13)	Form of Restricted Stock Unit Agreement under the 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36167) filed with the Commission on August 4, 2022)

(d)(14)	Form of Restricted Stock Unit Agreement (Time Vested) under the 2022 Equity Incentive Plan adopted February 9, 2023 (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K (File No. 001-36167) filed with the Commission on February 17, 2023)

(d)(15)	Form of Restricted Stock Unit Agreement (Performance Vested) under the 2022 Equity Incentive Plan adopted February 9, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36167) filed with the Commission on February 15, 2023)

(d)(16)	Form of Nonstatutory Stock Option Agreement for Inducement Grants (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36167) filed with the Commission on May 10, 2018)

(d)(17)	Form of Nonstatutory Stock Option Agreement for Inducement Grants adopted August 25, 2020 (incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q (File No.001-36167) filed with the Commission on November 2, 2020)

(d)(18)	2022 Inducement Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K (File No. 001-36167) filed with the Commission on March 1, 2022)

(d)(19)	Amendment No. 1 to the 2022 Inducement Stock Incentive Plan (incorporated by reference to Exhibit 99.3 to Registrant’s Registration Statement on Form S-8 (File No. 333-265386) filed with the Commission on June 3, 2022)

(d)(20)	Amendment No. 2 to the 2022 Inducement Stock Incentive Plan (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K (File No. 001-36167) filed with the Commission on February 17, 2023)

(d)(21)	Form of Stock Option Agreement under 2022 Inducement Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K (File No. 001-36167) filed with the Commission on March 1, 2022)

(d)(22)	Form of Restricted Stock Unit Agreement under 2022 Inducement Stock Incentive Plan (incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K (File No. 001-36167) filed with the Commission on March 1, 2022)

(d)(23)	Form of Restricted Stock Unit Agreement (Time Vested) under the 2022 Inducement Stock Incentive Plan adopted February 9, 2023 (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K (File No. 001-36167) filed with the Commission on February 17, 2023)

(d)(24)	2020 Israeli Equity Incentive Sub Plan to the 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Quarterly Report on Form 10-Q (File No.001-36167) filed with the Commission on November 2, 2020)

(d)(25)	2022 Israeli Equity Incentive Sub Plan to the 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K (File No. 001-36167) filed with the Commission on February 17, 2023)

(d)(26)	Amended & Restated 2013 Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36167) filed with the Commission on April 11, 2023)

(d)(27)	Amendment No. 1 to the Amended & Restated 2013 Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36167) filed with the Commission on April 19, 2024)

(g)	Not applicable

(h)	Not applicable

107	Filing Fee Table

Item 13. Information Required by Schedule 13E-3.

Not applicable.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

KARYOPHARM THERAPEUTICS INC.

Date: June 20, 2024	By:	/s/ Richard Paulson
President and Chief Executive Officer